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                                                                   EXHIBIT 23.2

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE

Board of Directors and Stockholders
Cycle:Sat, Inc.
Forest City, Iowa

  We consent to the use in this Amendment No. 3 to Registration Statement No. 333-3364 of Cycle:Sat, Inc. (the Company) on Form S-1 of our report dated January 24, 1996 (April 10, 1996 as to Note 12) related to the financial statements of Cycle:Sat, Inc. as of August 27, 1994 and August 26, 1995 and for the three years ended August 28, 1993, August 27, 1994 and August 26, 1995; and of our report dated March 13, 1996 relating to the statements of operations and cash flows of Tape Film Industries (formerly a division of MPO Videotronics, Inc.) for the three years ended December 31, 1992, 1993 and 1994, appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

  Our audits of the financial statements referred to in our aforementioned reports also included the financial statement schedule of Cycle:Sat, Inc., listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 14, 1996